Exhibit 10.4

BASIC ENERGY SERVICES, INC.

2019 Long Term Incentive Plan
Performance-Based Phantom Share Award Agreement

Participant: <<First Name>> <<Last Name>>

This Performance-Based Phantom Share Award Agreement (this “Agreement”) is made by and between Basic Energy Services, Inc., a Delaware corporation (the “Company”), and [___] (the “Participant”), effective as of [___] (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Basic Energy Services, Inc. 2019 Long Term Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to receive shares of Stock or cash upon the settlement of stock units on the terms and conditions set forth in the Plan and this Agreement (“Phantom Shares”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Phantom Share Award. The Company hereby grants to the Participant [___] Phantom Shares (the “Subject Phantom Shares”), on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan.

2.	Performance-Based Vesting of Subject Phantom Shares.

(a)
To determine the actual number of Phantom Shares earned by the Participant (the “Earned Phantom Shares”), the Peer Group and the Company (the “Combined Group”) will be ranked from best performing to worst performing with regard to each company’s respective TSR (“Target Shareholder Return”) Performance Metric where the Combined Group company ranked 1st shall be the one with the highest TSR Performance Metric when compared to all other Combined Group companies, the Combined Group company ranked 2nd shall be the one with the second highest TSR Performance Metric when compared to all other Combined Group companies, and so forth. The Combined Group company ranked 11th (or last) shall be the one with the lowest TSR Performance Metric when compared to all other Combined Group companies. The Earned Phantom Shares shall equal a percentage of Subject Phantom Shares based on the ranking of the Company’s TSR Performance Metric among the TSR Performance Metrics of the Combined Group as set forth below:

Combined Group Company Rank Based on TSR Performance Metric	Percentage of Subject Phantom Shares Earned
1st	150%
2nd	140%
3rd	130%
4th	120%
5th	100%
6th	80%
7th	60%
8th	40%
9th	20%
10th	10%
11th	0%

For example, if the Company’s TSR Performance Metric were to be ranked 5th in the Combined Group, the number of Earned Phantom Shares earned by the Participant would be 100% of the Subject Phantom Shares.

(b)	Definitions. This Section 2(b) sets forth meanings for certain of the capitalized terms used in Section 2.

(i)
“Peer Group” means each of the following companies: (1) C&J Energy Services, Inc.; (2) Keane Group, Inc.; (3) Key Energy Services, Inc.; (4) Nine Energy Services, Inc.; (5) Pioneer Energy Services Corp.; (6) ProPetro Holding Corp.; (7) Ranger Energy Services, Inc.; (8) RPC, Inc.; (9) Select Energy Services, Inc.; and (10) Superior Energy Services, Inc.; provided, in the event any such company ceases to exist, ceases to file public reports timely with the U.S. Securities and Exchange Commission with respect to the Performance Period or merges or combines with any other entity that, in the determination of the Committee makes such combined company not comparable for use as part of the Peer Group, the Committee in its sole discretion may continue to include or exclude such company in the Peer Group, but in no event may substitute any other company in its place as part of the Peer Group.

(ii)	“Performance Period” means the 2019 and 2020 calendar years.

(iii)
“TSR Performance Metric” means as defined and calculated as follows, where “Beginning Price” is the average closing price on the principal exchange on which such stock is traded for the last 20 trading days immediately preceding the start of the Performance Period, and “Ending Price” is the average closing price on the principal exchange on which such stock is traded for the last 20 trading days of the Performance Period, in each case as applied to the applicable equity security:

TSR = (Ending Price - Beginning Price + cash dividends (if any) per share paid*)
Beginning Price

*Stock dividends paid in securities rather than cash in which there is a distribution of less than 25 percent of the outstanding shares (as calculated prior to the distribution) shall be treated as cash for purposes of this calculation.

(c)
Timing of Adjustment Determination. The adjustments specified in Section 2(a) will be certified by the Committee no later than forty-five (45) days after the completion of the Performance Period (such date of certification by the Committee, the “Determination Date”).

3.
Time-Based Vesting of Earned Phantom Shares. In addition to the vesting schedule set forth in Section 2, and subject to the terms and conditions set forth in the Plan and this Agreement, and the Participant’s continued employment or service with the Company through each applicable vesting date, the Earned Phantom Shares shall also be subject to the following time-based vesting conditions:

(a)	50% of the Earned Phantom Shares shall vest on the Determination Date, and

(b)	the remaining 50% of the Earned Phantom Shares shall vest one year after the Determination Date.

4.	Conditions That Could Accelerate Vesting.

(a)
Termination without Cause; Resignation for Good Reason. If the Participant’s employment or service with the Company is terminated by the Company without Cause or by the Participant for Good Reason (as defined below), in either event, within one-year prior to the Determination Date, then 50% of the Earned Phantom Shares, if any, shall vest on the Determination Date. If the Participant’s employment or service with the Company is terminated by the Company without Cause or by the Participant for Good Reason (as defined below), in either event, following the Determination Date but prior to the one-year anniversary of the Determination Date, then the remaining 50% of the Earned Phantom Shares, if any, shall vest on the date of such termination. For purposes of this Section 4(a), “Good Reason” shall include: (i) a material reduction in the Participant’s base salary or annual bonus opportunity; (ii) the relocation of the geographic location of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment at the time of the proposed relocation (excluding reasonably required business travel in connection with the performance of the Participant’s duties); or (iii) a material diminution in the Participant’s position, authority, duties or responsibilities. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to the Participant’s termination of employment must have arisen without the Participant’s consent, (B) the Participant must provide written notice to the Board of the existence of such condition(s) within ninety (90) days of the initial existence of such condition(s), (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice, and (D) the date of the Participant’s termination of employment must occur within ninety (90) days following the Board’s receipt of such notice.

(b)
Disability; Death. Upon the Participant’s Disability or death prior to the completion of the Performance Period, and subject to the Participant’s continued employment or service with the Company through such date, the Subject Phantom Shares shall fully vest upon such date as though the Company’s TSR Performance Metric ranked 5th within the Peer Group. Upon the Participant’s Disability or death following the completion of the Performance Period, subject to the Participant’s continued employment or service with the Company through such date, all unvested Earned Phantom Shares (calculated in accordance with Section 2) shall fully vest upon such date or, if later, the Determination Date. For purposes of this Section 4(b), “Disability” shall mean the Participant is unable to perform the essential functions of his or her position, after accounting for reasonable accommodation (if applicable and required by law), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days, whether or not consecutive.

(c)
Change in Control. Subject to Section 8(e) of the Plan, if the Participant’s employment or service with the Company is terminated within two (2) years following a Change in Control by the Company without Cause or by the Participant for Good Reason (as defined in Section 8(e) of the Plan), in either event, prior to the completion of the Performance Period, then the Subject Phantom Shares shall fully vest upon such termination date as though the Company’s TSR Performance Metric ranked 5th within the Peer Group. Subject to Section 8(e) of the Plan, if the Participant’s employment or service with the Company is terminated within two (2) years following a Change in Control by the Company without Cause or by the Participant for Good Reason (as defined in Section 8(e) of the Plan), in either event, following the completion of the Performance Period, then all unvested Earned Phantom Shares (calculated in accordance with Section 2) shall fully vest upon such date or, if later, the Determination Date.

(d)
Forfeiture. Any unvested Phantom Shares will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s employment or service with the Company for any reason (other than as set forth in Sections 4(a), (b) and (c) above).

5.
Dividend Equivalent Rights. Each Phantom Share is granted together with dividend equivalent rights, which dividend equivalent rights may be accumulated and deemed reinvested in additional Phantom Shares or may be accumulated in cash, as determined by the Committee in its discretion. Any payments made pursuant to dividend equivalent rights will be paid on the date of settlement as set forth in Section 6 below.

6.	Payment.

(a)
Settlement. Promptly following the vesting date of the Subject Phantom Shares (but no later than 25 days following such vesting date), the Company shall deliver to the Participant (or Participant’s legal representative of the estate of Participant) a cash payment equal to the Fair Market Value on the applicable vesting date of a number of shares of Stock equal to the aggregate number of Earned Phantom Shares (including those Phantom Shares deemed earned under Sections 4(b) and (c) above) that vest as of such date, provided the cash payment of each Phantom Share shall not exceed $[___] per Phantom Share.

(b)
Withholding Requirements. The Company shall have the power and the right to deduct or withhold automatically from any cash deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the amount necessary to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. The Company shall deduct or withhold automatically from the cash deliverable to the Participant under this Agreement, or require the Participant or the Participant’s representative to remit to the Company, in each case, the applicable withholding taxes.

7.
Adjustment of Shares of Stock. In the event of any change with respect to the outstanding shares of Stock contemplated by Section 8 of the Plan, the Subject Phantom Shares may be adjusted in accordance with Section 8 of the Plan.

8.	Restrictive Covenant.

(a)
Non-Competition. In consideration of the Subject Phantom Shares granted hereunder and other consideration payable to the Participant from time to time by the Company and its Affiliates, the Participant hereby agrees that during his or her employment with the Company and (i) for a period of two (2) years following the date of the Participant’s termination of employment for any reason other than (A) by the Participant for Good Reason or (B) by the Company other than for Cause, or (ii) for a period of six (6) months following the such date of termination (A) by the Participant for Good Reason or (B) by the Company for a reason other than Cause, unless such termination is within two (2) years following a Change in Control (in which case the following restrictions shall not apply), the Participant will not, directly or indirectly (as a principal, agent, owner, employee, consultant or otherwise), in any county in the United States, or otherwise within one hundred fifty (150) miles of where the Company or any of its Affiliates are conducting any business as of the date of termination (or have conducted any business twelve (12) months prior to such date of termination) (the “Territory”):

(i)	engage in any business competitive with the business conducted by the Company or its Affiliates;

(ii)
render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company or its Affiliates; or

(iii)
solicit business, or attempt to solicit business within the Territory, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or Affiliate did any business during the two-year period ending on the Participant’s termination date;

provided, however, the foregoing and this Section 8 shall not prohibit or be construed to prohibit the Participant from owning less than 2% of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market even if such entity or its affiliates are engaged in competition with the Company or any Affiliate.

(b)
Remedies. The Participant acknowledges that the restrictions contained herein, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by the Participant of this Section 8, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Participant from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The covenant herein shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

(c)
Interpretation. If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable. The parties intend that the non-competition provision contained herein shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United

States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

9.	Miscellaneous Provisions.

(a)
Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Stock underlying the Phantom Shares.

(b)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment or service at any time and for any reason, with or without Cause.

(c)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s Vice President of Human Resources and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(d)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(e)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(h)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(i)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(k)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, if applicable. Such on-line or electronic system shall satisfy notification requirements discussed in Section 9(c).

(l)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Subject Phantom Shares subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

(m)
Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder or an exemption therefrom and shall be construed and administered in accordance with such intent.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Phantom Share Award Agreement as of the dates set forth below.

PARTICIPANT                     BASIC ENERGY SERVICES, INC.

Signature: _________________________        By: _________________________
Print Name: _________________________        Its: _________________________
Date: _______________                Date: _______________